Exhibit 2.1

PLAN OF LIQUIDATION AND DISSOLUTION
OF
NEUBASE THERAPEUTICS, INC.

This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of NEUBASE THERAPEUTICS, INC., a Delaware corporation (such corporation or a successor entity, the “Company”), in accordance with Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.              Approval and Adoption of the Dissolution and the Plan. The Board of Directors of the Company (the “Board”) has approved the dissolution of the Company pursuant to Section 275 of the DGCL (the “Dissolution”). The Board (i) has determined that it is advisable and in the best interests of the Company and its stockholders that the Company be dissolved pursuant to this Plan; (ii) approved this Plan by unanimous written consent; and (iii) called a special meeting (the “Meeting”) of the holders of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to approve the Dissolution and adopt this Plan by the affirmative vote of a majority of the outstanding shares of Common Stock on the record date fixed by the Board (the “Requisite Consent”).

2.              Certificate of Dissolution. Subject to Section 15 hereof, following receipt of the Requisite Consent, an authorized officer of the Company shall, unless the Board abandons the Dissolution in accordance with Section 275(e) of the DGCL, execute and file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL and the Dissolution shall be effective at such time as determined by the Board in its sole discretion (the time of such filing, or such later time as stated therein, the “Effective Time”).

3.              Plan of Distribution. In accordance with Section 281(b) of the DGCL, before the third anniversary of the Effective Time or such later time as may be ordered by the Court of Chancery pursuant to Section 278 of the DGCL, the Board shall approve and adopt a plan of distribution to govern the liquidation and dissolution of the Company.

4.              Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with the Plan and the DGCL.

5.              Continuing Employees and Consultants. For the purpose of effecting the Dissolution, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the Dissolution, including the process of winding up of the Company.

6.              Dissolution Process. After the Effective Time:

(a)             The Company shall (i) pay or make reasonable provision to pay all claims and obligations (“Current Claims”), including all contingent, conditional or unmatured contractual claims known to the Company (“Contingent Claims”), (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party (“Pending Action Claims”), and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Effective Time (“Potential Claims”, together with the Current Claims, Contingent Claims and Pending Action Claims, the “Claims”). All Claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, the Claims shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(b)             After the payments of Claims are made pursuant to Section 6(a) herein, any remaining assets of the Company (the “Remaining Assets”) shall be distributed to the stockholders of the Company in accordance with the Company’s Certificate of Incorporation (as amended and/or restated through the Effective Time, the “Certificate of Incorporation”). Remaining Assets include, but are not limited to, all available cash, including the cash proceeds of any sale, exchange or disposition, other than such cash, property or assets as are required for paying or making reasonable provision for the Claims. Distributions in accordance with this Section 6(b) may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, and in accordance with Sections 278 and 281 of the DGCL, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the Dissolution and winding up provided for in the Plan.

Notwithstanding anything contained herein to the contrary, the Company, at the discretion of the Board, may opt to dissolve and wind up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.

7.              Cancellation of Stock and Stock Certificates. From and after the Effective Time, and subject to applicable law, all holders of any outstanding shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 6 hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Company may require the Company’s stockholders to (a) surrender their certificates evidencing their shares of capital stock to the Company, or (b) furnish the Company with evidence satisfactory to the Company of the loss, theft or destruction of such certificates, together with a surety bond or other security or indemnity as may be required by and satisfactory to the Company. At the Effective Time, the Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of the stockholders or their successors.

8.              Continuation of the Company. The Company shall continue, for the term of three (3) years from the Effective Time or for such longer period as the Court of Chancery shall in its discretion direct, as a body corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any Remaining Assets, but not for the purpose of continuing the business for which the Company was organized. With respect to any action, suit or proceeding begun by or against the Company either prior to or within three (3) years after the Effective Time, the action shall not abate by reason of the Dissolution; the Company shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the three (3) year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind up the affairs of the Company.

9.              Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for shares of capital stock of the Company in connection with the transactions contemplated by the Plan.

10.            Abandoned Property. If any distribution to a stockholder of the Company cannot be completed in accordance with Sections 6 and 7 hereof prior to the Company’s final liquidating distribution, the proceeds of the distribution to which such stockholder is entitled shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of any such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder, who shall constitute the sole equitable owner thereof, and the proceeds of any such distribution shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11.            Stockholder Consent to Sale of Assets. The approval of the Dissolution and the approval and adoption of this Plan by the Requisite Consent shall constitute the approval of the stockholders of the Company of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan. The Company shall not be required to obtain appraisals, fairness, or other third-party opinions in connection with the valuation of its properties and assets in connection with the implementation of this Plan.

12.            Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.            Compensation. In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company may pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the Requisite Consent shall constitute, to the fullest extent permitted by law, the approval of the Company’s stockholders of the payment of any such compensation.

14.            Indemnification. The Company shall continue to indemnify and provide for advancement of expenses to its officers, directors, employees, agents and trustees in accordance with the Certificate of Incorporation and the bylaws of the Company (as amended and/or restated through the Effective Time), any contractual arrangements, and any existing directors’ and officers’ liability insurance policy, including regarding acts or omissions of such persons in connection with the Dissolution and the implementation of the Plan. The Company is authorized to obtain and maintain insurance as may be necessary, appropriate or desirable to cover the Company’s indemnification obligations.

15.            Modification, Amendment or Abandonment. Notwithstanding obtaining the Requisite Consent to the Plan, the Board may modify, amend or abandon the Plan and the transactions contemplated hereby without further action by the stockholders of the Company to the extent permitted by the DGCL.

16.            Internal Revenue Service Filings. Within thirty (30) days after the Requisite Consent is obtained, the Company shall file Form 966 with the appropriate Internal Revenue Service Center, together with a certified copy of the resolutions adopting this Plan. Additionally, the Company shall file such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

17.            Authorization. The Board is hereby authorized, without further action by the stockholders of the Company, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.

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